Exhibit 99.1

PRESS RELEASE

Air Lease Corporation Announces Closing of an Unsecured Revolving Credit Facility in excess of $850 million priced at LIBOR +1.75%

LOS ANGELES, California, May 7, 2012 — Air Lease Corporation (NYSE: AL) announced today the closing of a three year, unsecured revolving credit facility in excess of $850 million priced at LIBOR +1.75%, with no LIBOR floor.  This facility was arranged by 6 joint lead arrangers and joint bookrunners, including J.P. Morgan Securities, Citigroup Global Markets, RBC Capital Markets, BMO Capital Markets, Commonwealth Bank of Australia, and Wells Fargo Securities.  With the closing of this facility, ALC has now raised over $1.2 billion in unsecured bank financing.

“ALC is pleased to announce the closing of our first syndicated unsecured revolving credit facility.  We are grateful for the continuing support from our banking group as we grow our business,” said Gregory B. Willis, Senior Vice President and Chief Financial Officer of Air Lease Corporation.  “This facility serves as a significant step forward in the development of our capital structure.  Our focus remains on building a robust and flexible balance sheet that allows us to execute our strategic growth plan.”

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

Launched in 2010, ALC is an aircraft leasing company based in Los Angeles, California that has airline customers throughout the world.  ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions.  For more information, visit ALC’s website at www.airleasecorp.com.

Investors:	Media:

Ryan McKenna	Laura St. John
Assistant Vice President	Media and Investor Relations Coordinator
Strategic Planning and Investor Relations	Email: lstjohn@airleasecorp.com
Email: rmckenna@airleasecorp.com

2000 Avenue of the Stars, 1000N        Los Angeles, CA  90067       USA         Phone: +1 310.553.0555         Fax: +1 310.553.0999

Email: info@airleasecorp.com     Website: http://www.airleasecorp.com